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                                 EXHIBIT 99.1
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Exhibit 99.1

Business & Transportation Editors

     WALNUT CREEK, Calif.--Dec. 26, 2000--Pacer International, aleading non-asset-based third-party logistics company, said it concluded its acquisition of Rail Van, Inc., an Ohio-based logistics provider.

     With combined pro forma revenues of $1.8 billion in 1999 and $1.4 billion for the first nine months of 2000, the combined company becomes one of North America's largest providers of intermodal marketing, truck brokerage and other freight transportation and logistics services.

     "The acquisition of Rail Van will enable Pacer to provide a full portfolio of services to support the needs of manufacturers, distributors and retailers," said Donald C. Orris, Pacer's chairman and chief executive officer. "It also expands our logistics, intermodal marketing and truck brokerage businesses; upgrades systems capabilities; improves equipment control and availability; and expands our access to volumes for our North America stacktrain system."

     He noted that the senior management teams of both Pacer and Rail Van will remain with the larger, combined organization.

     About Pacer

     Pacer International, a leading non-asset based North American third-party logistics company, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale stacktrain services, retail trucking services, intermodal marketing, freight consolidation and handling, international freight-forwarding, and supply-chain management services. Pacer International is headquartered in Walnut Creek, California.

     Certain forward-looking statements

     This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the Company's leverage; regulatory changes affecting the industry in which we operate; competitive or technological factors affecting the Company's markets, operations, products and services; shifts in market demand and general economic conditions; as well as the other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. In addition, the Company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the company has acquired in the past and may acquire in the future can be successfully integrated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended.
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SOURCE: Pacer Intl.


CONTACT: Pacer International
         Don Orris, 303/694-5730